Exhibit 99.2

NEWS

Georgia Gulf Announces Bank Amendment

ATLANTA, GEORGIA — July 27, 2009- Georgia Gulf Corporation (NYSE: GGC) today announced that it has received from its senior secured lenders an amendment to its senior secured credit agreement (the “amendment”) providing for amended financial covenants and that allows the Company to continue to withhold the $34.5 million of interest payments due April 15, 2009 on its 2014 senior notes and 2016 senior subordinated notes and the $3.6 million interest payment due June 15, 2009 on its 2013 senior notes, without constituting a default under such credit agreement until the earlier of the date on which the indebtedness under any issue of the notes is accelerated or any other remedies are exercised, the date on which the Company’s pending private exchange offers for the notes are consummated, or terminate or expire, and July 30,2009. The terms of the amendment, other than those relating to the forbearance in connection with the interest payments, would become effective upon consummation of the exchange offers. The amendment is also a condition to consummation of the exchange offers. The terms of the amendment are substantially as described in the Company’s Form 8-K Current Report filed with the Securities and Exchange Commission on July 2, 2009.

The Company previously announced that it had obtained forbearance agreements related to the withheld interest payments from the requisite holders of two of the three note issues and was seeking additional forbearances from holders of the remaining note issue. Holders of 25 percent of the remaining note issue may cause the indebtedness under such notes to be accelerated. The default on such remaining series of notes permits the requisite holders to accelerate the indebtedness thereunder. An acceleration of indebtedness under any issue of the notes or the senior secured credit agreement would constitute cross defaults under the Company’s other note issues and its senior secured credit agreement, permitting the holders of such debt to accelerate the same. Such acceleration would also result in a cross default under the Company’s asset securitization agreement, permitting the lenders to terminate that agreement. In that event, the Company would be prevented from selling additional receivables under the asset securitization agreement. If the Company was to lose access to funding under both the senior secured credit agreement and the asset securitization agreement, the Company would be required to immediately explore alternatives which could include a potential reorganization or restructuring under the bankruptcy laws.

CONTACT:

Martin Jarosick

Investor Relations

Georgia Gulf Corporation

770-395-4524